Commerce Bancshares, Inc. Announces Visa Inc.'s Acceptance of Class B-2 Common Stock and Investment Securities Repositioning

Company Release - 5/12/2026 3:32 PM ET

KANSAS CITY, Mo.--(BUSINESS WIRE)-- Commerce Bancshares, Inc. (NASDAQ: CBSH, or the "Company") announced that Visa Inc. ("Visa") has accepted the Company's tender of its 411,723 shares of Visa Class B-2 common stock in exchange for a combination of Visa Class B-3 common stock and Visa Class C common stock (the "Exchange Offer"). The tender was previously announced by the Company on a Form 8-K filed on April 27, 2026.

As a result of the Exchange Offer, the Company marked its Visa Class C common stock to fair value and recorded a gain of $99 million, based on the conversion privilege of the Visa Class C common stock and the closing price of Visa Class A common stock on May 8, 2026, of $318.79 per share. The Company's Visa Class C common stock shares are expected to continue to be marked to fair value on a recurring basis using the Visa Class A common stock shares as evidence of orderly transactions between market participants for similar securities issued by Visa.

Subsequent to the successful close of the Exchange Offer, the Company approved a plan to reposition a portion of its available-for-sale debt securities portfolio through the sale of securities with an amortized cost of approximately $911 million. The securities that the Company plans to sell have a yield of approximately 2.5%, which is expected to result in a pretax loss of approximately $95 million. The Company expects to reinvest most of the proceeds into investment securities yielding approximately 4.0%.

The Company expects the repositioning to increase net interest income, reduce earnings volatility, reduce exposure to changes in interest rates, and enhance the overall quality and flexibility of the balance sheet. The cumulative impact of the gain on Visa stock as a result of the Exchange Offer and the anticipated securities repositioning is expected to be approximately neutral to the Company's Common Equity Tier 1 ratio

approximately neutral to the Company's Common Equity Tier 1 ratio.

The timing and amount of the loss ultimately realized on the available-for-sale debt securities and the reinvestment assumptions may depend on a number of factors, including market conditions, the future price of Visa Class A common stock, and other considerations.

About Commerce Bancshares, Inc.

Commerce Bancshares, Inc. (NASDAQ: CBSH) is a regional bank holding company with $35.7 billion in assets[1], offering banking, payment solutions, wealth management and securities brokerage through its subsidiaries. Commerce Bank, its primary subsidiary, brings over 160 years of experience helping individuals and businesses through high-touch service and sophisticated, personalized financial solutions.

Commerce maintains an extensive network of banking centers, wealth offices, and ATMs throughout the Midwest, as well as commercial offices in 11 states and offers payment solutions nationwide. With its recent acquisition of FineMark Holdings, Inc., Commerce builds on its existing private banking and wealth management presence in Florida and adds wealth offices in Arizona and South Carolina.

Customers can conveniently access their accounts 24/7 using mobile and online platforms, as well as a customer service line.

Learn more at www.commercebank.com

[1]As of March 31, 2026

Forward Looking Information

This information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include future financial and operating results, expectations, intentions, and other statements that are not historical facts. Such statements are based on current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. Additional information about risks and uncertainties is included in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections within the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2026.

For more information, please contact:

Matt Burkemper (314) 746-7485

Matt Burkemper (314) 746-7485

Matthew.Burkemper@CommerceBank.com

Source: Commerce Bancshares, Inc.